SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

                Pursuant to Section 13 or 5(d) of
               the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):
                          June 4, 1996

                 SALIVA DIAGNOSTIC SYSTEMS, INC.

     (Exact name of registrant as specified in its charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

0-21284                                 91-1549305
(Commission File No.)                   (IRS Employer I.D. No.)

11719 NE 95th Street, Suite G
Vancouver, WA                                98682
(Address of principal executive offices)     (Postal Code)

Registrant's telephone number, including area code (206) 696-4800






                   Exhibit Index is on Page 3

Item 5.Other Events.

     Litigation. The Company had granted a license to Home Access Health Corporation ("Home Access") in March 1995 to use certain proprietary technology relating to Omni-SAL solely in testing kit form in certain markets (the "License Agreement"). An amendment to the License Agreement (the "Amendment") and a Sublicense Agreement (the "Sublicense") were entered into between Home Access and the Company in December 1995. In the Sublicense the Company in effect licensed back its rights to Omni-SAL and agreed to transfer to Home Access the 510(k) premarket notification relating to Saliva Sampler and the IDE granted to the Company related to Omni-SAL. A dispute has arisen between the Company and Home Access over the scope and validity of the License Agreement, the Amendment and the Sublicense (collectively the "Agreements"). The Company's position is that only Omni-SAL devices sold in kits are covered by the Agreements. Home Access' position is that pursuant to the Agreements the Company licensed to Home Access all rights to the Omni-SAL for remote laboratory testing (excluding rapid testing). Due to the dispute and Home Access' failure to actively pursue use of the technology licensed pursuant to the Agreements, the Company commenced a suit in Clark County Superior Court in January 1996 for declaratory judgment, seeking termination of the Agreements and/or a court interpretation of the scope of the Agreements.

     Home Access has asserted counterclaims in its answer to the complaint dated June 4, 1996. Home Access alleges it is the Company's failure to transfer the IDE and 510(k) and the Company's notice of termination of the Agreements that impeded Home Access' efforts to market and utilize the Technology licensed pursuant to the Agreements. Home Access has counterclaimed for breach of contract, tortious interference with its business relationships and unfair competition. Home Access alleges it has incurred damages estimated in excess of $1,000,000, plus its attorneys' fees and costs.

     In the event the Company does not prevail in the litigation, in addition to payment of monetary damages, the Company may be precluded from selling Omni-SAL for use in remote laboratory applications (excluding rapid testing) except for uses the Company has obtained in the Sublicense (to the extent the Sublicense is valid). Furthermore, the Company may not be able to utilize the 510(k) for Saliva Sampler and may be precluded from conducting clinical trials relating to the usage of Omni-SAL. No such trials are presently scheduled.



                             -2-



     The Company believes that the Agreements never covered anything but licensing Omni-SAL to Home Access for applications in kit form and that Home Acess' erroneous interpretation of the Agreements would make the consideration transferred for the Agreements wholly inadequate. The Company further believes that
Home Access has cancelled the Sublicense.   The litigation is at an
early stage and the Company intends to vigorously defend itself in this litigation. In the event, however, that Home Access prevails in this litigation, such event could have a material adverse effect on the Company.


     Item 7.   Financial Statements and Exhibits.

     (c)(1)    Press Release issued by the Company and dated June
               7, 1996.

                          SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SALIVA DIAGNOSTIC SYSTEMS, INC.



                              By:  s/Ronald L. Lealos
                                   Ronald L. Lealos,
                                   President

June 14, 1996


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
                         EXHIBIT c(1)


Saliva Diagnostic Systems, Inc.
11719 NE 95th Street
Vancouver, WA  98682
Contact:  Ronald L. Lealos, President
(360) 696-4800                            For Immediate Release


Home Access Counterclaims Against SDS

     Vancouver, WA, June 7, 1996 - Saliva Diagnostic Systems, Inc. (NASDAQ:SALV) announced on January 9, 1996 that it had filed suit in Clark County Superior Court, asking the court to determine rights negotiated in contracts signed last year by SDS and Home Access Health Corporation ("Home Access"), an Illinois company specializing in medical products for the home.

     On June 5, 1996 Home Access filed its answer and counterclaims. The counterclaims allege that SDS has breached these contracts, interfered with Home Access' business relationships and engaged in unfair competition. Home Access seeks monetary damages in excess of $1,000,000.

     SDS believes the counterclaims are without merit and will vigorously defend.

     SDS is a developer, manufacturer and marketer of rapid, non-laboratory tests and specimen collection devices for infectious diseases such as the Human Immunodeficiency Virus (HIV). Tests in production include Ser.Strip HIV-1/2 and Hema.Strip HIV-1/2. Saliva.Strip HIV-1/2, which uses saliva as a diagnostic medium, is in final stages of development. It is also intended to provide results in minutes outside clinical settings. The Company also sells Omni-SAL, a saliva collection device used for HIV testing overseas, and other diagnostic devices.
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